The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2019

Pricing Supplement No. 2019—USNCH[ ] to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated October----, 2019

Citigroup Global Markets Holdings Inc. $---- Trigger Autocallable Notes

Linked to an Unequally Weighted Basket of Six Indices Due On or About October 15, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of an unequally weighted basket (the “basket”) consisting of six indices, the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the S&P/ASX 200 Index, the Swiss Market Index® and the Hang Seng® Index (each, a “basket index”). If the closing level of the basket is greater than or equal to the initial basket level on any valuation date (beginning one year after issuance), we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. If by maturity the notes have not been called (including on the final valuation date), the amount you receive at maturity will depend on the final basket level. If the final basket level is less than the initial basket level but greater than or equal to the downside threshold, we will repay the stated principal amount of your notes at maturity. However, if the final basket level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing level of the basket from the trade date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the basket indices. The notes do not pay interest. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑    Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing level of the basket is greater than or equal to the initial basket level on any valuation date (beginning one year after issuance). The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors may have full downside market exposure to the basket at maturity.

❑    Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the notes have not been called and the final basket level is less than the initial basket level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity. However, if by maturity the notes have not been called and the final basket level is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative basket return. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	October 9, 2019
Settlement date[2]	October 15, 2019
Valuation dates[3]	Quarterly, beginning after one year (See page PS-4)
Final valuation date[3]	October 9, 2024
Maturity date	October 15, 2024
[1] Expected [2] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [3] See page PS-4 for additional details

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the basket. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Autocallable Notes linked to an unequally weighted basket consisting of six indices, the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the S&P/ASX 200 Index, the Swiss Market Index® and the Hang Seng® Index. Any payment on the notes will be determined by the performance of the basket. The call return rate and initial index level of each basket index will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Basket Indices	Basket Weighting	Call Return Rate	Initial Index Level	Initial Basket Level	Downside Threshold	CUSIP/ ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40.00%	9.00% to 9.75% per annum		100.00	70.00, which is 70.00% of the initial basket level	17327P682 / US17327P6824
Nikkei 225 Index (Bloomberg ticker: NKY)	20.00%
FTSE® 100 Index (Bloomberg ticker: UKX)	20.00%
S&P/ASX 200 Index (Bloomberg ticker: AS51)	7.50%
Swiss Market Index® (Bloomberg ticker: SMI)	7.50%
Hang Seng® Index (Bloomberg ticker: HSI)	5.00%

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.25	$9.75
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.48 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.25 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.75 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.75 per note. UBS will receive an underwriting discount of $0.25 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

If any valuation date is postponed because it is not a scheduled trading day for any basket index or a market disruption event occurs with respect to any of the basket indices, the closing level of the basket for the relevant valuation date will be calculated based on (i) for any unaffected basket index, its closing level on the originally scheduled valuation date and (ii) for any affected basket index, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled valuation date on which a market disruption event does not occur with respect to that basket index). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Notes Linked to an Unequally Weighted Basket of Six Indices that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “The Basket Indices” beginning on page PS-12 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement, “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page US-32, “Equity Index Descriptions—The FTSE® 100 Index” beginning on page US-45, “Equity Index Descriptions—The Hang Seng® Index” beginning on page US-48, “Equity Index Descriptions—The Nikkei 225 Index” beginning on page US-87 and “Equity Index Descriptions—The S&P/ASX 200 Index” beginning on page US-95 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the basket indices or in the stocks included in the basket indices.

♦   You understand and accept the risks associated with the basket indices.

♦   You believe the closing level of the basket will be greater than or equal to the initial basket level on one of the specified valuation dates.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦   You are willing to hold notes that will be called on the earliest valuation date on which the closing level of the basket is greater than or equal to the initial basket level, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the basket, which could be significant.

♦   You would be willing to invest in the notes if the call return rate were set equal to the lowest rate indicated on the cover page of this pricing supplement (the actual call return rate will be set on the trade date).

♦   You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the basket indices for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You do not believe the closing level of the basket will be greater than or equal to the initial basket level on any one of the specified valuation dates.

♦    You believe the closing level of the basket will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the basket.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You do not understand or accept the risks associated with the basket.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the basket indices or in the stocks included in the basket indices.

♦    You seek an investment that participates in the full appreciation of the basket and whose positive return is not limited to the call return.

♦    You would be unwilling to invest in the notes if the call return rate were set equal to the lowest rate indicated on the cover page of this pricing supplement (the actual call return rate will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦    You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing level of the basket is greater than or equal to the initial basket level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the basket for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the basket indices.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	5 years, unless called earlier
Trade date[1]	October 9, 2019
Settlement date[1]	October 15, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	October 9, 2024
Maturity date[1]	October 15, 2024
Basket	The notes are linked to an unequally weighted basket consisting of the following indices and their respective weightings:
EURO STOXX 50® Index	40.00%
Nikkei 225 Index	20.00%
FTSE® 100 Index	20.00%
S&P/ASX 200 Index	7.50%
Swiss Market Index®	7.50%
Hang Seng® Index	5.00%
Automatic call feature

The notes will be automatically called if the closing level of the basket is greater than or equal to the initial basket level on any valuation date (beginning one year after issuance).

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1,2]

October 13, 2020

January 11, 2021

April 9, 2021

July 9, 2021

October 12, 2021

January 10, 2022

April 11, 2022

July 11, 2022

October 11, 2022

January 9, 2023

April 11, 2023

July 10, 2023

October 10, 2023

January 9, 2024

April 9, 2024

July 9, 2024

October 9, 2024 (the “final valuation date”).

Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 9.00% to 9.75% per annum (the actual call return rate will be set on the trade date).

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called and the final basket level is less than the initial basket level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final basket level is less than the downside threshold on the final valuation date, we will pay you

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates (including the final valuation date) and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative basket return, equal to:

$10.00 × (1 + basket return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the basket declines.

Basket return	final basket level – initial basket level initial basket level
Initial basket level	100.00
Closing level of the basket	For any valuation date: 100 x (1 + the sum of the weighted basket index returns for such valuation date)
Final basket level	The closing level of the basket on the final valuation date
Weighted basket index return	For each basket index on any valuation date, its weighting multiplied by its basket index return on such valuation date
Basket index return	For each basket index on any valuation date: closing level of the basket index on such valuation date – initial index level initial index level
Downside threshold	70% of the initial basket level, as specified on the cover page of this pricing supplement
Initial index level	For each basket index, the closing level of that basket index on the trade date, as set forth on the cover hereof
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
Investment Timeline

Trade date	The initial index level for each basket index is observed and the call return rate is set.

Quarterly, beginning October 13, 2020 (including the final valuation date)

The notes will be automatically called if the closing level of the basket is greater than or equal to the initial basket level on any valuation date (beginning one year after issuance).

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date

The final basket level is determined on the final valuation date.

If the notes are not called and the final basket level is less than the initial basket level but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes at maturity.

If the notes are not called and the final basket level is less than the downside threshold on the final valuation date, we will pay you an amount in cash per note that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the basket, equal to:

$10.00 × (1 + basket return)

Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 9.00% per annum. The actual call return rate will be set on the trade date.)	Call Price (Per $10 stated principal amount)
October 13, 2020	9.00% of the stated principal amount	$10.900
January 11, 2021	11.25% of the stated principal amount	$11.125
April 9, 2021	13.50% of the stated principal amount	$11.350
July 9, 2021	15.75% of the stated principal amount	$11.575
October 12, 2021	18.00% of the stated principal amount	$11.800
January 10, 2022	20.25% of the stated principal amount	$12.025
April 11, 2022	22.50% of the stated principal amount	$12.250
July 11, 2022	24.75% of the stated principal amount	$12.475
October 11, 2022	27.00% of the stated principal amount	$12.700
January 9, 2023	29.25% of the stated principal amount	$12.925
April 11, 2023	31.50% of the stated principal amount	$13.150
July 10, 2023	33.75% of the stated principal amount	$13.375
October 10, 2023	36.00% of the stated principal amount	$13.600
January 9, 2024	38.25% of the stated principal amount	$13.825
April 9, 2024	40.50% of the stated principal amount	$14.050
July 9, 2024	42.75% of the stated principal amount	$14.275
October 9, 2024 (the “final valuation date”)	45.00% of the stated principal amount	$14.500

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket indices. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. Citigroup Inc. will release quarterly earnings on October 15, 2019, which is after the trade date and on the settlement date of these notes.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the basket and, if the notes are not automatically called, will depend on whether, and the extent to which, the final basket level is less than the downside threshold. If the notes are not automatically called on any of the valuation dates and the final basket level is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final basket level is less than the initial basket level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the basket even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the basket.

♦	The repayment of principal is contingent, and you will have full downside exposure to the basket if the final basket level is less than the downside threshold — If the notes are not automatically called on any of the valuation dates and, on the final valuation date, the closing level of the basket is less than the initial basket level but greater than or equal to the downside threshold, you will receive your stated principal amount at maturity. However, if the final basket level is below the downside threshold, the contingent repayment of principal will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final basket level is less than the initial basket level. The notes will have full downside exposure to the decline of the basket if the final basket level is below the downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the level of the basket is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the basket indices or the stocks that constitute the basket indices — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. As of October 2, 2019, the average dividend yield of the EURO STOXX 50® Index was approximately 3.60% per year, the average dividend yield of the Nikkei 225 Index was approximately 2.01% per year, the average dividend yield of the FTSE® 100 Index was approximately 5.12% per year, the average dividend yield of the S&P/ASX 200 Index was approximately 4.64% per year, the average dividend yield of the Swiss Market Index® was approximately 3.22% per year and the average dividend yield of the Hang Seng® Index was approximately 3.80% per year. While it is impossible to know the future dividend yields of the basket indices, if these average dividend yields were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 18% for the EURO STOXX 50® Index, 10.05% for the Nikkei 225 Index, 25.6% for the FTSE® 100 Index, 23.32% for the S&P/ASX 200 Index, 16.1% for the Swiss Market Index® and 19% for the Hang Seng® Index (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the basket indices or in another investment linked to the basket indices that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. You should understand that the basket indices are not total return indices, which means that they do not reflect dividends paid on the stocks included in the basket indices. Therefore, the return on your notes will not reflect any reinvestment of dividends.

♦	The probability that the basket will fall below the downside threshold on the final valuation date will depend in part on the volatility of the basket indices — “Volatility” refers to the frequency and magnitude of changes in the level of the basket indices. In general, the greater the volatility of the basket indices, the greater the probability that the basket will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The basket indices have historically experienced significant volatility. As a result, there is a significant risk that the basket will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the basket indices as of the trade date. If expectations about the volatility of the basket indices change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the basket indices proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing levels of the basket indices solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing level of the basket only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing level of the basket on the final valuation date is less than the downside threshold, even if the closing level of the basket is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing level of the basket is greater than or equal to the initial basket level on any valuation date, even if the closing level of the basket is less than the initial basket level on other days during the term of the notes. Because the performance of the notes depends on the closing level of the basket on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing level of the basket, particularly around the valuation dates. You should understand that the levels of the basket indices have historically been highly volatile. See “The Basket Indices” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing level of the basket on that valuation date is greater than or equal to the initial basket level. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket indices, the correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the levels and volatility of the basket indices, the correlation among the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing and the downside threshold, only applies if you hold the notes to maturity.

♦	The basket indices may offset each other — The performance of one basket index may not correlate with the performance of the other basket indices. If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even depreciate. In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

♦	The basket indices are unequally weighted — The basket indices are unequally weighted. Accordingly, the performance of the basket indices with the higher weightings (in this case, the EURO STOXX 50® Index and, to a lesser extent, the Nikkei 225 Index and the FTSE® 100 Index) will influence the payment at maturity to a greater degree than the performance of the basket indices with the lower weightings (in this case, the S&P/ASX 200 Index, the Swiss Market Index® and the Hang Seng® Index). If the basket indices with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket indices.

♦	The performance of the basket indices will not be adjusted for changes in currency exchange rates — The EURO STOXX 50® Index is composed of stocks traded in euro, the Nikkei 225 Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the S&P/ASX 200 Index is composed of stocks traded in Australian dollars, the Swiss Market Index® is composed of stocks traded in Swiss franc, and the Hang Seng® Index is composed of stocks traded in Hong Kong dollars. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket indices and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro, pound sterling, Japanese yen, Swiss franc, Australian dollar, and/or Hong Kong dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

♦	The basket indices are subject to risks associated with non-U.S. markets — Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Investing in the Hang Seng® Index exposes investors to risks associated with emerging markets equity securities — The securities composing the Hang Seng® Index have been issued by companies in an emerging market. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

♦	An investment in the notes is not a diversified investment — The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the basket indices differ in important respects, they each track the performance of foreign equity markets, and each may perform poorly if there is a global downturn in foreign equity markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the basket indices — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the basket indices or in instruments related to the basket indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket indices. These and other activities of our affiliates may affect the levels of the basket indices in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the levels of the basket indices and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the basket indices and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the basket indices to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket indices or the stocks included in the basket indices and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the basket indices on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the basket indices and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the basket indices. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks included in the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of any of the basket indices, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of a basket index if the level of such basket index is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor basket index or performing an alternative calculation of the level of a basket index if such basket index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to a basket index may affect the value of your notes — The publisher of a basket index may add, delete or substitute the stocks that constitute the basket index or make other methodological changes that could affect the level of the basket index. The publisher of a basket index may discontinue or suspend calculation or publication of a basket index at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	5 years (unless earlier called)
Hypothetical initial basket level:	100.00
Hypothetical downside threshold:	70.00 (which is 70% of the hypothetical initial basket level)
Hypothetical call return rate:	9.00% per annum
Valuation dates:	Valuation dates will occur quarterly (beginning one year after issuance) as set forth on page PS-5 in this pricing supplement.

*The hypothetical call return rate per annum may not represent the actual call return rate per annum. The actual call return rate for the notes will be determined on the trade date.

Example 1 — Notes are Called on the First Valuation Date

Closing level on first valuation date:	120.00 (greater than or equal to initial basket level, notes are called)
Call price (per $10.00 stated principal amount):	$10.90

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $10.90 per $10.00 stated principal amount (a 9.00% total return on the notes).

Example 2 — Notes are Called on the Final Valuation Date; the Final Basket Level is Greater Than the Initial Basket Level

Closing level on first through sixteenth valuation dates:	Various (all less than initial basket level, notes NOT called)
Closing level on final valuation date:	140.00 (greater than the initial basket level, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $4.50 $14.50

Because the final basket level is greater than the initial basket level on the final valuation date, the notes are called and we would pay you at maturity a total of $14.50 (the $10.00 stated principal amount plus the call return of 45.00%).

Example 3 — Notes are NOT Called on the Final Valuation Date; the Final Basket Level is Greater Than the Downside Threshold but Less Than the Initial Basket Level

Closing level on first through sixteenth valuation dates:	Various (all less than initial basket level, notes NOT called)
Closing level on final valuation date:	80.00 (greater than the downside threshold but less than the initial basket level, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00

Because the final basket level is greater than the downside threshold but less than the initial basket level on the final valuation date, the notes are not called and we would pay you at maturity a total of $10.00 per $10.00 stated principal amount (0.00% total return).

Example 4 — Notes are NOT Called and the Final Basket Level is Less Than the Downside Threshold on the Final Valuation Date

Closing level on first through sixteenth valuation dates:	Various (all less than initial basket level, notes NOT called)
Closing level on final valuation date:	50.00 (less than initial basket level and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 × (1 + basket return) $10.00 × (1 + –50.00%) $10.00 × 0.50 $5.00

Because the notes are not called and the final basket level is less than the downside threshold on the final valuation date, we would pay you at maturity a total of $5.00 per $10.00 stated principal amount (a 50.00% loss on the notes).

The Basket Indices

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the trade date for these notes. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2008 to October 2, 2019, assuming that the basket was created on January 4, 2008 with the same basket indices and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to October 2, 2019. The closing level of the EURO STOXX 50®Index on October 2, 2019 was 3,413.31. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of ETFs, REITs, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index. The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY”

The “Nikkei 225 Index” is a trademark of “Nikkei Inc.” and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Nikkei 225 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nikkei 225 Index” in the accompanying underlying supplement for important disclosures regarding the Nikkei 225 Index.

The graph below illustrates the performance of the Nikkei 225 Index from January 4, 2008 to October 2, 2019. The closing level of the Nikkei 225 Index on October 2, 2019 was 21,778.61. We obtained the closing levels of the Nikkei 225 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Nikkei 225 Index should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the Nikkei 225 Index. We cannot give you assurance that the performance of the Nikkei 225 Index will result in a positive return on your initial investment.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

The graph below illustrates the performance of the FTSE® 100 Index from January 2, 2008 to October 2, 2019. The closing level of the FTSE® 100 Index on October 2, 2019 was 7,122.54. We obtained the closing levels of the FTSE® 100 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the FTSE® 100 Index should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the FTSE® 100 Index. We cannot give you assurance that the performance of the FTSE® 100 Index will result in a positive return on your initial investment.

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. The A&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the

The graph below illustrates the performance of the S&P/ASX 200 Index from January 2, 2008 to October 2, 2019. The closing level of the S&P/ASX 200 Index on October 2, 2019 was 6,639.942. We obtained the closing levels of the S&P/ASX 200 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P/ASX 200 Index should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the S&P/ASX 200 Index. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in a positive return on your initial investment.

The Swiss Market Index®

We obtained all information contained in this pricing supplement regarding the Swiss Market Index (SMI®), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, SIX Swiss Exchange AG, the sponsor of the Swiss Market Index (SMI®) (“SSE”). SSE has no obligation to continue to publish, and may discontinue publication of, the Swiss Market Index (SMI®) at any time. We have not independently verified the accuracy or completeness of any information with respect to the Swiss Market Index (SMI®) in connection with the offer and sale of notes.

The Swiss Market Index (SMI®) does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

General

The Swiss Market Index (SMI®) represents approximately 85% of the free float capitalization of the Swiss equity market. The Swiss Market Index (SMI®) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The Swiss Market Index (SMI®) was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. The Swiss Performance Index® is intended to represent Switzerland’s overall stock market. The Swiss Market Index (SMI®) is updated in real time after each transaction and published every second.

The Swiss Market Index (SMI®) comprises the 20 highest ranked securities traded on the Swiss Performance Index®. The ranking of each security is determined by a combination of the following criteria:

•	Average free-float market capitalization (compared to the capitalization of the entire Swiss Performance Index®); and

•	Cumulated on order book turnover (compared to the total turnover of the Swiss Performance Index®).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the Swiss Market Index (SMI®) if it ranks 18 or better in the selection list. A share ranked 19 or 20 is admitted only if a share included in the Swiss Market Index (SMI®) meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the Swiss Market Index (SMI®) if it ranked 23 or lower in the selection list. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the Swiss Market Index (SMI®) maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March (after close of trading), the third Friday in June (after close of trading), the third Friday in September (after close of trading) and the third Friday in December (after close of trading).

Computation of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the Swiss Market Index (SMI®) by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the Swiss Market Index (SMI®); pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the Swiss Market Index (SMI®). If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

License Agreement with SIX Swiss Exchange AG

“SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to Citigroup Global Markets Holdings Inc., other than the licensing of the Swiss Market Index (SMI®) and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

•	sponsor, endorse, sell or promote the notes.

•	recommend that any person invest in the notes.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes.

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

•	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®);

o	The accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data;

o	The merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data;

o	The performance of the notes generally.

•	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data;

•	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

•	The licensing Agreement between Citigroup Global Markets Holdings Inc. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.”

In addition, information about the Swiss Market Index® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .www.six-swiss-exchange.com/indices/data_centre/shares/smi_en.html, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes.

Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

The graph below illustrates the performance of the Swiss Market Index® from January 3, 2008 to October 2, 2019. The closing level of the Swiss Market Index® on October 2, 2019 was 9,757.28. We obtained the closing levels of the Swiss Market Index® from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Swiss Market Index® should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the Swiss Market Index®. We cannot give you assurance that the performance of the Swiss Market Index® will result in a positive return on your initial investment.

The Hang Seng® Index

The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of the largest and most liquid companies listed in Hong Kong. The constituent stocks are grouped under finance, utilities, properties and commerce and industry sub-indexes. The Hang Seng® Index includes no more than 50 constituent stocks. The Hang Seng® Index is calculated and disseminated real-time at 15-second intervals during the trading hours of the Stock Exchange of Hong Kong Ltd. (“SEHK”). The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

“Hang Seng Indexes Company Limited” and “Hang Seng®” are trademarks of Hang Seng Bank and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Hang Seng® Index—Disclaimers related to the Hang Seng Indexes Company Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Hang Seng® Index” in the accompanying underlying supplement for important disclosures regarding the Hang Seng® Index.

The graph below illustrates the performance of the Hang Seng® Index from January 2, 2008 to October 2, 2019. The closing level of the Hang Seng® Index on October 2, 2019 was 26,042.69. We obtained the closing levels of the Hang Seng® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Hang Seng® Index should not be taken as an indication of future performance and no assurance can be given as to any future closing level of the Hang Seng® Index. We cannot give you assurance that the performance of the Hang Seng® Index will result in a positive return on your initial investment.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.25 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.75 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.25 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 8 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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